EXHIBIT 10.40

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

AMENDMENT NO. 1, dated as of September 15, 2011 (“Amendment No. 1”) to that certain Employment Agreement, dated as of September 1, 2010 (the “Agreement”), by and between Blue Earth, Inc., f/k/a Genesis Fluid Solutions, Holding, Inc., a Nevada corporation and Johnny R. Thomas, an individual with an address at 2756 N.Green Valley Parkway, Suite 225, Henderson, Nevada 89014 (the “Executive”).  Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Agreement.

WHEREAS, as an inducement to retain Employee’s services to the Company, the Company has agreed to amend certain terms and conditions of the Agreement, all on the terms and conditions set forth herein.

NOW, THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. A new Section 5.3 shall be at added at the end of Section 5 as follows:

“5.3           Section 409A.   The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The provisions of this Section 5.3 shall survive the termination of this Agreement and shall survive any termination of Executive’s employment.  Notwithstanding anything herein to the contrary, if at the time of  termination of the employment the Executive is deemed to be a “specified employee” of a publicly traded company as defined in Code Section 409A (and any related regulations or other pronouncements thereunder) and the deferral of any payments otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company shall defer such payments (without any reduction in such payments ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment (or the earliest date as is permitted under Code Section 409A) effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.”

2. Affirmation of Agreement.  Except as expressly amended hereby, the terms and provisions of the Agreement shall remain in full force and effect.

3. Counterparts.  This Amendment No. 1 may be executed in counterparts, which taken together shall constitute one and the same instrument, and either of the parties hereto may execute Amendment No. 1 by signing either such counterpart.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment No. 1 as of the date first above written.

COMPANY:

BLUE EARTH, INC.

By: /s/ John C. Francis
Name: John C. Francis
Title: Vice President

EMPLOYEE:

/s/ Johnny R. Thomas
Johnny R. Thomas